Exhibit 10.1

PEDRENA SHARE PURCHASE AGREEMENT

SUBJECT TO CONDITIONS PRECEDENT

BETWEEN

MRV COMMUNICATIONS, INC.

(SELLER)

AND

IJ NEXT

(PURCHASER)

IN THE PRESENCE OF:

HOLDING BAELEN GAILLARD

1st August 2012

BETWEEN THE PARTIES:

1)              MRV COMMUNICATIONS, INC., an American company incorporated in the State of Delaware, whose corporate office is located 20415 Nordhoff Street — Chatsworth CA 91311, and represented by Mr. Barry GORSUN duly authorized by a Board of Directors’ resolution, hereafter referred to as “MRV” or as the “Seller”,

ON THE ONE HAND,

AND

2)              IJ Next, a French “société par actions simplifiée”, with a share capital of € 1, whose registered office is located 59, boulevard Exelmans - 75016 Paris, registered with the Corporate Register of Paris under Identification Number 752 517 409, and represented by Mr Jerôme LEFEVRE duly authorized by a power of attorney given by HOLDING BAELEN GAILLARD, in its capacity of Chairman (“Président”) of IJ Next, hereafter referred to as “IJ Next” or as the “Purchaser”,

ON THE OTHER HAND,

IN THE PRESENCE OF:

3)              HOLDING BAELEN GAILLARD, a French “société par actions simplifiée”, with a share capital of € 8,098,090, whose registered office is located 59, boulevard Exelmans - 75016 Paris, registered with the Corporate Register of Paris under Identification Number 484 158 779, and represented by Mr Jerôme LEFEVRE duly authorized by a power of attorney given by Mr. Pierre BAELEN in his capacity as Director (“Président”), hereafter referred to as “HBG”, acting jointly and severally (“conjointement et solidairement”) with IJ Next under this SPA,

The abovementioned parties are collectively referred to as the “Parties” and individually as a “Party”.

WITNESSETH:

1.Whereas on the date of signature of this share purchase agreement (the “Share Purchase Agreement” or the “SPA”), the issued share capital of PEDRENA ENTERPRISES B.V., a Dutch company with a share capital of € 100,000 whose registered office is located Shouwburgplein 30-34-3012 C1 Rotterdam, registered in the Corporate Register of Rotterdam under Identification Number 24294182 (hereinafter referred to as “PEDRENA” or the “Company”) of an amount of € 20,000 is divided into 200 common shares, each of a nominal par value of € 100.

There is no security (equity or debt security) issued or to be issued by PEDRENA other than the above-mentioned shares.

PEDRENA holds 6,097 shares of INTERDATA, a French “société anonyme”, with a share capital of € 530,995 divided into 6,100 common shares, whose registered office is located 5bis, Chemin des Graviers — 91190 Gif-sur-Yvette, registered with the Corporate Register of Evry under Identification Number 317 866 374. It is specified that three (3) shares of INTERDATA are respectively owned by Mr. HESNAULT, Mr SIMON and Mr HUET.

INTERDATA holds 99,96 % of the capital of the company J3TEL, a French “société anonyme”, with a share capital of € 85,371.45 divided into 5,600 common shares, whose registered offices are located ZA Courtaboeuf — Miniparc Bâtiment 10 — 6, avenue des Andes — 91940 Les Ulis, registered with the Corporate Register of Evry under Identification Number 325 476 695. It is specified that one (1) share of J3Tel is owned by Mr SIMON and one (1) share by Mr HUET.

There is no security (equity or debt security) issued or to be issued by INTERDATA and J3TEL other than the above-mentioned shares.

PEDRENA has no other subsidiary or interest of any kind in any other legal entity, structure or organization.

2.             Whereas INTERDATA and J3TEL conduct their respective businesses in the Activity Area. “Activity Area” means (i) the network integration business of INTERDATA in France as presently conducted and (ii) the network testing and audit business of J3TEL in France as presently conducted; provided, that in no event shall “Activity Area” include MRV and/or any of its subsidiaries or affiliates selling and servicing, directly or indirectly, without any restriction, any devices or products manufactured and/or sold by MRV and/or any of its subsidiaries or affiliates to any party anywhere in the world, including without limitation competitors of INTERDATA and/or J3TEL in France and Luxembourg.

3.             Whereas the Seller wishes to sell all of its shares of PEDRENA, i.e. 200 shares (the “Shares”).

4.             Whereas the Purchaser has expressed its interest in the acquisition of the Shares (the “Acquisition”). For this purpose, the Purchaser has already obtained agreements under standard conditions from the credit committees of its banks to finance the Acquisition.

It is specified that the Acquisition has already been approved by the works council (“comité d’entreprise”) of INTERDATA. A copy of the minutes of the works council meeting has been provided to HBG.

5.             Whereas the Parties acknowledge that no global purchase offer for the Activity Area has been received by the Seller during the limited exclusivity period as defined in the letter of intention signed by the Parties on April 20, 2012, as amended on July, 19, 2012.

6.             Whereas, prior to the execution of this SPA, the Purchaser and its advisors have been provided with information and certain documents prepared (i) by the Seller with respect to PEDRENA and (ii) by the Seller and the management of INTERDATA with respect to INTERDATA, J3TEL and the Activity Area, and the Purchaser has been given the opportunity to meet with Mr Thierry Poulain (Director — “Président Directeur Général”- of INTERDATA and CEO — “Directeur Général Délégué” of J3TEL) and Mr. Jean Philippe Nouvel (CFO - “Directeur Administratif et Financier”- of INTERDATA). The Purchaser plans to maintain Mr Thierry Poulain as Director of INTERDATA and/or J3TEL after the completion of the Acquisition.

7.             Whereas the Purchaser acknowledges that, in entering into this SPA, the Purchaser has relied upon its own review and analysis of the information and documents made available to it and its advisors in the context of their due diligence.

8.             In consideration of the above, the Parties mutually agree to this SPA, which legalizes (i) the terms and conditions of the sale of the Shares held by the Seller to the Purchaser and (ii) the undertakings and obligations of each Party.

IT IS AGREED AS FOLLOWS:

ARTICLE 1 — SCOPE OF THE SHARE PURCHASE

The Seller shall sell all but not less than all and the Purchaser shall purchase all but not less than all of the Shares.

ARTICLE 2 — COMPLETION DATE

The Parties mutually agree that the date of completion (the “Completion Date”) will take place in Rotterdam (i) five (5) calendar days at the latest following the day on which the latest to occur of the Conditions Precedent (a) and (b) set forth in Article 3.2 has been satisfied or waived by the appropriate Party, and (ii) no later than the 31st of October 2012.

On the Completion Date, the Parties will execute an amendment to the SPA acknowledging (i) the fulfilment of (or the waiver of, as the case may be) the Conditions Precedent in accordance with this SPA, and consequently (ii) the completion of the Acquisition.

ARTICLE 3 — TERMS AND CONDITIONS OF THE ACQUISITION

3.1          ACTIONS TO BE TAKEN BEFORE COMPLETION DATE

The following actions shall be taken by the Seller, PEDRENA, INTERDATA and/or J3TEL, as the case may be, on or prior to the Completion Date:

•                       the decision of MRV’s Board of directors approving the Acquisition; a copy of the resolutions of the Board of Directors of MRV will be provided to the Purchaser no later than five (5) days after such Board meeting,

•                       the decision of PEDRENA’s Board of directors approving the Acquisition; a copy of the resolutions of the Board of Directors of PEDRENA will be provided to the Purchaser no later than five (5) days after such Board meeting,

•                       the approval of the Acquisition by INTERDATA’s Board of Directors pursuant to Article 11 of the by-laws of INTERDATA,

•                       the Purchaser shall make its best efforts to complete the purchase of Mr. HESNAULT’s share of INTERDATA,

•                       the resignation of PEDRENA, INTERDATA and J3TEL directors effective on the Completion Date.

3.2          CONDITIONS PRECEDENT

The Acquisition is conditional upon the satisfaction of the following conditions precedent (the “Conditions Precedent”), being specified that, by derogation of article 1179 of the French Civil Code, the Parties agree that the fulfillment of the Conditions Precedent will not have a retroactive effect:

(a)               the Acquisition shall have been approved by the requisite vote of MRV’s stockholders, it being understood that the Seller shall inform the Purchaser of the convening of MRV’s stockholders to a meeting to approve the Acquisition (the “MRV Stockholders Meeting”) and the holding of such meeting of MRV’s stockholders;

(b)              the termination of the existing contracts concluded between INTERDATA/J3TEL and MRV and its subsidiaries and the signature of a new contract securing supply for equipment bought by INTERDATA and J3TEL from MRV’s subsidiary, MRV Communications - Boston Division, Inc., substantially in the form attached as Exhibit 1 (the “New OCS Channel Distribution Agreement”);

(c)          (i) the Estimated Revenue is at least 85% of the Target Revenue, (ii) the Estimated Margin is at least 85% of the Target Margin and (iii) the Estimated Bookings is at least 85% of the Historical Bookings.

“End Date” means the last day of the month immediately preceding the month during which the last to occur of the Conditions Precedent set forth in (a) and (b) above has been satisfied or waived by the appropriate Party.

“Measurement Period” means the period from 1 January 2012 to and including the End Date.

“Estimated Revenue” means the revenues (chiffre d’affaires) of INTERDATA and J3TEL estimated by MRV for the Measurement Period.

“Estimated Margin” means the gross profit margin (marge brute) of INTERDATA and J3TEL estimated by MRV for the Measurement Period.

“Estimated Bookings” means the accumulated bookings of INTERDATA AND J3Tel estimated by MRV during the period from 1 January 2012 to and including the End Date.

“Target Revenue” is defined on Exhibit 2 hereto.

“Target Margin” is defined on Exhibit 3 hereto.

“Historical Bookings” is defined on Exhibit 4 hereto.

The Conditions Precedent have to be fulfilled on 31 October 2012 at the latest or waived by the entitled Party on or prior to such date.

The Conditions Precedent shall be considered as fulfilled upon communication to the Purchaser of all relevant supporting documents.

The Purchaser may decide at its sole discretion to waive the Conditions Precedent set forth in paragraphs (b) and (c) above. The Seller may decide at its sole discretion to waive the Condition Precedent set forth in paragraph (a) above.

3.3 EXPENSE REIMBURSEMENT

If the SPA is terminated by the Purchaser or the Seller as a result of the rejection of the Acquisition by the MRV stockholders at the MRV Stockholders Meeting held before 31 October 2012, MRV will promptly pay to the Purchaser five hundred thousand euros (€500,000) as non-accountable reimbursement for a portion of Purchaser’s Acquisition expenses.

3.4 SALE AND PURCHASE OF THE SHARES

Upon the terms and subject to the conditions set forth in this SPA, the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, on the Completion Date, all the Shares free and clear of any Pledge(s) and/or Lien(s) as such terms shall be defined in the representations and warranties agreement referred to in Article 7.1.

3.5          PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.5.1 The purchase price to be paid for the Shares (the “Purchase Price”) shall be equal to fourteen million six hundred thousand euros (€14,600,000).

3.5.2 The Purchaser shall pay the Purchase Price in cash to the Seller on the Completion Date by electronic transfer of immediately available funds to such bank accounts of the Seller. The details of the relevant bank accounts shall have been notified to the Purchaser for such purpose not less than three (3) business days, i.e. any other day than a Saturday, a Sunday or a day on which banks in Paris are closed, prior to the Completion Date.

3.6          DATE OF TRANSFER OF OWNERSHIP

The full ownership of the Shares will be transferred to the Purchaser on the Completion Date, subject to the payment of the Purchase Price to the Seller in accordance with this SPA and provided that the Conditions Precedent as mentioned in Article 3.3 here-above have been fulfilled or duly waived by the Purchaser or the Seller, as the case may be, under this SPA, with all attached rights and obligations, including related dividends, reserves, and other distributions not already voted or paid as of this date, regardless of their fiscal year.

The Shares will be transferred to the Purchaser on the Completion Date free and clear of any Pledge(s) and/or Lien(s) as such terms will be defined in the representations and warranties agreement referred to in Article 7.1.

The Purchaser will be subrogated to the Seller concerning all rights and obligations attached to the Shares as from the Completion Date.

ARTICLE 4 — MANAGEMENT OF THE COMPANY UNTIL THE COMPLETION DATE

During the period between the date of signature of the SPA and the Completion Date, except as may be (a) required by a contractual or a legal undertaking or obligation existing on the date hereof, (b) required pursuant to this SPA or (c) consented to in writing by the Purchaser which consent shall not be unreasonably withheld or delayed, having due consideration for the interest of INTERDATA and J3TEL:

(i) the Seller will use its best efforts, in its capacity as sole shareholder of PEDRENA, to ensure that INTERDATA and J3TEL carry on their respective activities in the ordinary course of business in a manner consistent with their past practice; and

(ii) the Seller shall ensure that INTERDATA and J3TEL shall not:

•                  make any material change in the companies’ financial or commercial situation, and in their businesses and operation of their businesses;

•                  make any decision or take any action or measure materially affecting the business of the companies, or any waiver of any right of substantial value;

•                  take any measure to intentionally decrease in value of the companies’ assets;

•                  make any transfer of ownership, except when made in the ordinary course of business, of any of the companies’ assets affecting the continuity of their businesses;

•                  make any expense outside of the ordinary course of business regarding its amount or origin;

•                  make any modification of the employees’ wages other than (i) the ones resulting from the application of laws, regulations, and agreements in force regarding the employment issues, and (ii) the ones occurring consistent with the companies’ historical practice, provided that they occur in the ordinary course of business;

•                  make any hiring of an employee whose gross annual wage would exceed € 50,000 (with the exception of Mr. Jean-Marc Odet) or any termination of a key employee (with the exception of Mr. Gilles Blondeau);

•                  make any change in the accounting methods and principles observed by the companies;

•                  incur any additional debt for borrowed money;

•                  make any transfer of any of the Shares and J3TEL’s shares except the transfer mentioned under Article 3.1;

•                  grant any pledges, encumbrances, security, or any right for third parties on the goodwill, or any assets of the companies;

•                  make any distribution of dividends, profits, reserves or any advance distribution;

•                  make any acquisition of an asset except in the normal course of business.

ARTICLE 5 — DOCUMENTS RELATED TO THE TRANSFER OF THE SHARES

On the Completion Date and provided that (i) the Parties have duly performed their respective undertakings and obligations to be performed on or prior to the Completion Date under this SPA and (ii) this SPA has not been previously terminated pursuant to Article 9.8, the 200 Shares of PEDRENA will be acquired by the Purchaser pursuant to a notarial deed to be executed on Completion Date before a civil-law notary of Houthoff Buruma in Rotterdam, in return for the payment of the Purchase Price.

ARTICLE 6 — CORPORATE DOCUMENTATION TO BE DELIVERED AT COMPLETION DATE

Provided that (i) the Parties have duly performed their respective undertakings and obligations to be performed on or prior to the Completion Date under this SPA and (ii) this SPA has not been previously terminated pursuant to Article 9.8, the following documents will be delivered to the Purchaser on the Completion Date:

•                  The share transfer registers of PEDRENA duly updated and duly certified as accurate;

•                  The shareholders’ accounts of PEDRENA duly updated and duly certified as accurate;

•                  The share transfer registers of INTERDATA duly updated and duly certified as accurate;

•                  The shareholders’ accounts of INTERDATA duly updated and duly certified as accurate;

•                  The share transfer registers of J3TEL duly updated and duly certified as accurate;

•                  The shareholders’ accounts of J3TEL duly updated and duly certified as accurate;

•                  The updated minute books of the Board of Directors of PEDRENA;

•                  The updated attendance registers of the Board of Directors of PEDRENA;

•                  The updated minute books of the Shareholders’ Meetings of PEDRENA;

•                  The updated minute books of the Board of Directors of INTERDATA;

•                  The updated attendance registers of the Board of Directors of INTERDATA;

•                  The updated minute books of the Shareholders’ Meetings of INTERDATA including the minutes of the Shareholders’ Meeting approving the financial statements for the fiscal year ended on December 31, 2011;

•                  The updated minute books of the Board of Directors of J3TEL;

•                  The updated attendance registers of the Board of Directors of J3TEL;

•                  The updated minute books of the Shareholders’ Meetings of J3TEL;

•                  The means of payment of PEDRENA, INTERDATA and J3TEL (checkbooks, credit card), and the copies of the letters regarding the existing powers related to signatures on the bank accounts of PEDRENA, INTERDATA and J3TEL;

•                  The accounting records of PEDRENA, INTERDATA and J3TEL;

•                  The resignation letters of PEDRENA, INTERDATA and J3TEL directors effective on the Completion Date;

•                  A letter from MRV waiving its €14,000 receivable against PEDRENA.

All matters on the Completion Date will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents required under this SPA are completed and title to the Shares shall not be transferred and the Purchaser shall have no property rights or interest in the Shares unless and until the Acquisition actually takes place and the confirmation of the transfer of the Purchase Price has been effectively received by the Seller in accordance with this SPA.

ARTICLE 7 — REPRESENTATIONS AND WARRANTIES

7.1          REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants on the date of execution of this SPA:

Capacity

The Seller is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Seller has the corporate capacity and right to enter into this SPA, to perform its obligations hereunder and to consummate the transactions contemplated hereby, in accordance with the terms and conditions of this SPA.

The entering into of this SPA has been authorized by all necessary corporate action and proceedings on the part of the Seller. This SPA has been duly signed by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms and conditions.

Neither the entering into of this SPA, nor the performance by the Seller of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)     conflict with or violate any provision of the organizational documents of the Seller;

(ii)    violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any material contracts or governmental and/or administrative authorizations to which the Seller is a party or by which the Seller is bound, which shall prevent the purchase of the Shares by the Seller under this SPA; or

(iii)   constitute a violation by the Seller of any laws or judgments, which shall prevent the purchase of the Shares by the Seller under this SPA,

except in the case of (i), (ii) and (iii) above for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of the Seller to perform its obligations under the SPA.

The Seller is not subject to any safeguard, bankruptcy or insolvency proceeding or any proceeding for the prevention or resolution of business difficulties. In general, the Seller is in a financial situation sufficiently sound to complete its undertakings and/or obligations set forth herein.

No governmental and/or administrative authorization or other third party consent is required to be made or obtained by the Seller prior to the Completion Date in connection with (i) the entering into of this SPA by the Seller, (ii) the performance by the Seller of its undertakings and obligations hereunder or (iii) the consummation of any of the transactions contemplated by this SPA, other than the approval of MRV Stockholders Meeting.

Existence and ownership of the Shares

The Seller is the sole and legal owner of the Shares and said Shares duly exist and are (i) fully paid-up, (ii) free and clear of any Pledge(s) and/or Lien(s) as such terms will be defined in the representations and warranties agreement referred to in this Article 7.1 and (iii) free and clear of any other restriction or limitation of any kind, and that they are not subject to any litigation or claim which could prohibit or restrict their free trade and their free sale to the Purchaser in accordance with this SPA.

The Seller does not hold any other security of the Company.

Specific representations and warranties granted by MRV

The Purchaser has contemplated the Acquisition in consideration of the signature by MRV of a representations and warranties agreement concerning the Shares.

On the Completion Date, MRV will grant to the Purchaser certain representations and warranties pursuant to a representations & warranties agreement that is executed on the date of execution of this SPA.

7.2          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and HBG are companies duly organized and validly existing under the laws of the jurisdiction of their incorporation. The Purchaser and HBG have the corporate capacity and right to enter into this SPA, to perform their obligations hereunder and to consummate the transactions contemplated hereby, in accordance with the terms and conditions of this SPA.

The entering into of this SPA and the performance of the Purchaser and HBG’s undertakings and obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser and HBG. This SPA has been duly signed by the Purchaser and HBG and constitutes a legal, valid and binding obligation of the Purchaser and HBG, enforceable against them in accordance with its terms and conditions.

Neither the entering into of this SPA, nor the performance by the Purchaser and HBG of their obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)     conflict with or violate any provision of the organizational documents of the Purchaser or HBG;

(ii)    violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any material contracts or governmental and/or administrative authorizations to which the Purchaser or HBG is a party or by which the Purchaser or HBG is bound, which shall prevent the purchase of the Shares by the Purchaser under this SPA; or

(iii)   constitute a violation by the Purchaser or HBG of any laws or judgments, which shall prevent the purchase of the Shares by the Purchaser under this SPA.

The Purchaser and HBG are not subject to any safeguard, bankruptcy or insolvency proceeding or any proceeding for the prevention or resolution of business difficulties. In general, the Purchaser and HBG are in a financial situation sufficiently sound to complete their undertakings and/or obligations set forth herein.

No governmental and/or administrative authorization or other third party consent is required to be made or obtained by the Purchaser or HBG prior to the Completion date in connection with (i) the entering into of this SPA by the Purchaser and HBG, (ii) the performance by the Purchaser and HBG of their undertakings and obligations hereunder or (iii) the consummation of any of the transactions contemplated by this SPA.

The Purchaser and HBG represent and warrant that (i) the Purchaser and HBG have obtained all necessary financings under certain common conditions and (ii) the Purchaser and HBG will do such things and take such actions as necessary to ensure that all amounts payable under or as contemplated by this SPA are paid on the Completion Date. The Purchaser and HBG have delivered to the Seller a copy of all such financing undertakings and confirm that the copies of such undertakings delivered to the Seller contain all the terms and conditions relating to the availability of any debt financings required by the Purchaser and HBG to fulfill their obligations hereunder.

The Purchaser and HBG hereby represent, in accordance with all applicable laws against money laundering (règlementation sur la lutte contre le blanchiment de capitaux) that the funds used to acquire the Shares do not originate from any unlawful activity, including but not limited within the meaning of Title VI of the French Monetary and Financial Code (Obligations relatives à la lutte contre le blanchiment de capitaux).

The Purchaser and HBG represent and warrant that they are not acting as agent or representative of any third party for the acquisition of all or part of the Shares or any interest in PEDRENA, INTERDATA and/or J3TEL.

ARTICLE 8 — NON COMPETITION AND NON SOLICITATION

The Seller hereby understands and acknowledges the importance for the Purchaser of valid non competition and non solicitation clauses binding MRV and its subsidiaries.

8.1          NON COMPETITION

MRV hereby undertakes that it will not:

•                              sell directly or through any of its subsidiaries any devices or products manufactured and/or sold by MRV and/or any of its subsidiaries to France Telecom and Telecom Luxembourg other than in accordance with the terms and conditions of the New OCS Channel Distribution Agreement;

•                              engage or otherwise carry on or be interested in any business in competition with the Activity Area in France and in Luxembourg; and/or

•                              attempt to discourage any supplier, customer or other business partner with or from whom INTERDATA or J3TEL have solicited or entered into an agreement in respect of the Activity Area from having business relations with INTERDATA or J3TEL.

This Article 8.1 shall not prevent MRV and/or any of its subsidiaries or affiliates from selling and servicing, directly or indirectly, without any restriction, any devices or products manufactured and/or sold by MRV and/or any of its subsidiaries or affiliates to any competitors of INTERDATA and/or J3TEL, including in France and Luxembourg.

This non-competition clause shall apply for a period of four (4) years as from the Completion Date.

MRV hereby undertakes, for the abovementioned time-period, to maintain strict confidentiality regarding the Activity Area, and more particularly regarding all information concerning INTERDATA and/ J3TEL know-how, clients and/or any other sensitive information relating to the Activity Area.

8.2          NON SOLICITATION

For a period of five (5) years from the Completion Date, MRV agrees, whether directly or indirectly, whether alone or in conjunction with or on behalf of any other person (notably via one of their subsidiaries), and whether as principal, equity holder, director, officer, employee, agent, and consultant or otherwise, not to make job offers, entice, hire or associate, any employees or agents of INTERDATA or J3TEL.

ARTICLE 9 — GENERAL PROVISIONS

9.1       ASSIGNEES OF THE PARTIES

The rights and obligations resulting from this SPA will bind and benefit to any successor or assignee of each Party, without the need for the Seller’s prior approval, except that neither this SPA nor any of the rights, interests or obligations hereunder may be assigned or delegated by MRV, on the one hand, or IJ Next, on the other hand, without the prior written consent of the other Party; this exception will not apply in case of a merger between IJ Next and PEDRENA or IJ Next and HBG. In such cases, the rights and obligations of IJ Next shall be automatically transferred to the merging company without prior written consent of MRV.

This SPA shall not be affected by any modification that may subsequently occur with respect to the legal situation of any of the Parties or the Company (notably in the event of a merger or a partial business transfer).

9.2       GENERAL UNDERTAKINGS FROM THE PARTIES

Subject to the limitations set forth in this SPA and in the representations and warranties agreement referred to in Article 7.1, each Party expressly and irrevocably consents to the right of the other Parties to request the specific performance of its undertakings set out in the SPA and/or to request damages to compensate their damage in case of non implementation.

9.3       VALIDITY — NO WAIVER

The provisions and the schedules to the SPA shall form an integral part of this SPA. If any provision of this SPA should be or become invalid or unenforceable, it shall not bear any consequences on the validity of the other provisions of the SPA. The Parties shall negotiate in good faith the substitution for any such invalid provision by a suitable provision which, as far as is legally possible, comes nearest to such invalidated provision’s sense and purpose as contemplated by the Parties.

Failure to enforce, in all or in part, any of the rights arising under the provisions of this SPA shall not constitute a waiver of such rights or of any rights flowing therefrom.

9.4       COSTS — FEES

Each Party shall bear and pay for its respective fees, expenses and disbursements owing to its respective advisors. The registration fees which could be due as a consequence of the registration of the SPA shall exclusively be borne and paid by the Purchaser.

9.5       ENTIRE AGREEMENT

The Parties hereto acknowledge that the SPA (including its schedules) sets forth the entire agreement of the Parties, other than the representations and warranties agreement referred to in Article 7.1 and the New OCS Supply Agreement. As a consequence, the SPA supersedes and cancels any contract, agreement, exchange of letters or unwritten agreement existing between the Parties prior to the SPA and having the same purpose, other than the representations and warranties agreement referred to in Article 7.1 and the New OCS Supply Agreement. Notwithstanding any other provision contained in this SPA to the contrary, the remedies for breach or violation of this SPA shall be limited as set forth in the representations and warranties agreement referred to in Article 7.1.

No modification of this SPA shall be deemed to be valid unless in writing and signed by both Parties.

9.6       NOTICES — ADDRESS FOR SERVICE — TIME PERIOD

For the purposes of the completion of the SPA, the address for service of the Parties is the address indicated herein at the top of the present SPA.

Any notice and communication provided herein shall be validly sent to the Parties to the above-mentioned address, or to any other address subsequently communicated, in accordance with the following provisions.

Any notice or communication shall be sent (i) by personally delivered letter with acknowledgment of receipt dated and signed by the recipient or (ii) through registered mail with acknowledgment of receipt or (iii) by facsimile with confirmation by registered mail with acknowledgment of receipt. The notice or communication shall be deemed received, unless otherwise provided in the SPA, (i) at the date indicated by the recipient on the receipt in case of a personally delivered letter, or (ii) the business day following the day of sending in case of a facsimile, or (iii) the day of first delivery in case of a registered mail with acknowledgment of receipt.

Unless otherwise provided in the SPA, the time frame must be counted in calendar days.

9.7          PUBLIC ANNOUNCEMENTS

Neither the Seller nor the Purchaser shall, or shall permit any of their respective representatives or advisors to issue or cause the publication of any press release or other public announcement or public disclosure with respect to this SPA or the transactions contemplated hereby without the prior written consent of the Parties, which consent shall not be unreasonably withheld, except that each Party shall be permitted to make such public announcements as may be required by applicable law or regulation, including the right of MRV to file this SPA with the U.S. Securities and Exchange Commission and otherwise publish this SPA to MRV’s stockholders (the “US Requirements”).

In the event any such press release, public announcement or other disclosure is required by law to be made by a Party, such Party shall notify the other Parties prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its commercially reasonable endeavors to consult in good faith with such other Parties and to take into account the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure, provided that MRV shall not be required to provide any such notice in connection with the US Requirements.

9.8          TERMINATION

This SPA may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Completion Date:

(a)               by the written agreement of both the Purchaser and the Seller;

(b)              by the Seller or the Purchaser if the completion of the Acquisition shall not have occurred on or prior to 31 October 2012; or

(c)               by either the Purchaser or the Seller if Article 3.3 applies.

Upon any termination of this SPA pursuant to this Article 9.8, all further obligations of the Parties hereunder, other than pursuant to Article 3.3 (Expense Reimbursement), Article 9.4 (Costs - Fees), Article 9.7 (Public Announcements) and Article 9.9 (Governing Law and Disputes), shall terminate. The termination of the SPA shall not relieve any Party from its liability for any willful breach of the SPA committed prior to the termination.

9.9       GOVERNING LAW AND DISPUTES

This SPA and its schedules are governed by French law, and shall be interpreted in accordance with French law.

Any dispute in connection with this SPA, in particular concerning its interpretation or implementation, shall be exclusively submitted to the Commercial Court of Paris.

9.10     BOOKS AND RECORDS

(a)     MRV shall have the right to retain copies of all books and records of Pedrena and its subsidiaries relating to periods ending on or prior to the Completion Date subject to compliance with applicable law.  MRV shall keep such documents confidential.  The Purchaser agrees that, from and after the Completion Date, with respect to all original books and records of Pedrena and its subsidiaries, the Purchaser will (and will cause Pedrena and its subsidiaries to) (i) comply in all material respects with applicable law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by the Purchaser.

(b)    In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a governmental entity, (ii) the preparation of tax returns, (iii) the determination of any matter relating to the rights or obligations of MRV under this SPA and (iv) compliance with any laws applicable to MRV (including any applicable securities laws), subject to any applicable law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, the Purchaser shall use reasonable commercial efforts to cause Pedrena and its subsidiaries, for periods prior to Completion Date, to: (A) provide MRV and its representatives information with respect to Pedrena, (B) afford MRV and its representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of Pedrena and its subsidiaries, and (C) make available to MRV and its representatives the Interdata employees whose assistance, expertise, testimony, notes and recollections or presence is absolutely necessary at their workplace to assist MRV or its affiliates in connection with any of the purposes referred to above;  provided,  however, that (i) such access shall not unreasonably interfere with the business or operations of Pedrena and its subsidiaries (ii) any cost shall be borne by MRV, and that (iii)  MRV and its representatives keep such information confidential.

(c) In addition, the Purchaser shall use its best effort to deliver to MRV, no later than the earlier of 21 days after Completion Date or 10 days after the end of the fiscal quarter in which the Completion Date takes place, a reporting package using the regular monthly reporting package used by Pedrena and its subsidiaries to report its financial results to MRV, except that the balance sheet data will be as of the Completion Date and the statement of operations data will be for the period then ended.

List of exhibits:

Exhibit 1:	New OCS Channel Distribution Agreement
Exhibit 2:	Target Revenue
Exhibit 3:	Target Margin
Exhibit 4:	Historical Bookings

Place: Paris (France) and New York (USA)

Date: 1 August 2012

In 3 copies, one for each signatory.

/s/ Barry Gorsun	/s/ Jerome LeFevre
MRV COMMUNICATIONS, INC.	IJ Next
Represented by Mr.Barry GORSUN	Represented by HBG
Represented by Jérôme LEFEVRE

/s/ Jerome LeFevre
HOLDING BAELEN GAILLARD
Represented by Mr. Jérôme LEFEVRE